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                             METLIFE TARGET MATURITY
                         REGISTERED FIXED ACCOUNT OPTION

                            DEFERRED ANNUITY CONTRACT
                              FIXED ACCOUNT OPTION

                                    Issued By

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

      SUPPLEMENT DATED JUNE 29, 2007, TO PROSPECTUSES DATED APRIL 30, 2007

This supplement updates prospectuses dated April 30, 2007, that describe the deferred annuity contract and the registered fixed account option (collectively, "Contracts" and/or "Certificates") listed above that were originally issued by MetLife Life and Annuity Company of Connecticut ("MLAC"). Please read this supplement carefully and keep it for future reference.

                                     MERGER

Subject to regulatory approvals and tax rulings, the company that issued your Contract or Certificate, MLAC, will merge with and into MetLife Insurance Company of Connecticut ("MetLife of CT") on or about December 7, 2007. (MetLife of CT is described in the Prospectus for your Contract or Certificate.) Upon consummation of the merger, MLAC's separate corporate existence will cease by operation of law, and MetLife of CT will assume legal ownership of all of the assets of MLAC, including those relating to the deferred annuity contract and the registered fixed account option issued by MLAC. As a result of the merger, MetLife of CT also will become responsible for all of MLAC's liabilities and obligations, including those created under the Contracts and/or Certificates. MetLife of CT will become the issuer of the Contracts and/or Certificates, and each Contract owner or Certificate owner will become a contract owner or certificate owner of MetLife of CT. The merger will not affect the provisions of, and the rights and obligations under, the Contracts and/or Certificates. MetLife of CT does not expect the merger to dilute or otherwise adversely affect the economic interests of Contract owners or Certificate owners, or to have any tax consequences on Contract owners or Certificate owners.

                                    * * * * *

Inquiries from Contract owners or Certificate owners should be directed to MetLife of CT at One Cityplace, 185 Asylum Street, Hartford, Connecticut, 06103-3415, or by calling 1-800-599-9460 (MetLife Target Maturity) or 1-800-874-1225 (Registered Fixed Account Option).